Ex. 10.2

SECOND AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT
(Inventory Loan)

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of October 26, 2005, (the “Second Amendment”) entered into by SILVERLEAF RESORTS, INC., a Texas corporation, (as “Borrower”), and TEXTRON FINANCIAL CORPORATION, a Delaware corporation (as “Lender”).

WITNESSETH:

WHEREAS, Borrower is engaged in the business of acquiring, constructing, developing, owning, managing, selling and otherwise dealing with Intervals at the Resorts (as each such term is hereafter defined);

WHEREAS, Lender and Borrower are parties to that certain Loan and Security Agreement, dated as of December 16, 1999, as amended by that certain First Amendment to Loan and Security Agreement, dated as of April 17, 2001, as further amended by that certain Second Amendment to Loan and Security Agreement, dated as of April 30, 2002, as further amended by that certain Letter Amendment, dated as of March 27, 2003, and as further amended by that certain Third Amendment to Loan and Security Agreement (Inventory Loan), dated as of December 19, 2003 (collectively, the “Original Loan Agreement”);

WHEREAS, pursuant to the Original Loan Agreement, Lender agreed, subject to the terms and conditions of the Original Loan Agreement, to provide to Borrower, for the purpose of providing liquidity in connection with Borrower’s ownership, purchase and warehousing of Intervals (as such term is hereinafter defined), a loan in the maximum amount of $10,000,000 (the “Existing Inventory Loan”), which loan is evidenced by Borrower’s Amended and Restated Secured Promissory Note, dated as of April 30, 2002 (the “Existing Note”);

WHEREAS, Lender and Borrower further amended and restated the Original Loan Agreement in its entirety pursuant to an Amended and Restated Loan, Security and Agency Agreement dated as of March 5, 2004, as amended by that certain Letter Amendment, dated as of April 16, 2004, and as further amended by that certain Letter Amendment, dated as of July 30, 2004 (the “Restated Loan Agreement”);

WHEREAS, pursuant to the Restated Loan Agreement, Lender agreed, subject to the terms and conditions of the Restated Loan Agreement, to provide to Borrower, for the purpose of providing liquidity in connection with Borrower’s ownership, purchase and warehousing of Intervals, to make an additional inventory loan to the borrower in the maximum amount of $8,000,000 (the “New Inventory Loan”). The Existing Inventory Loan and the New Inventory Loan are evidenced by the Existing Note, in the original principal amount of Ten Million Dollars ($10,000,000) and the Borrower’s Secured Promissory Note, dated March 5, 2004, in the original principal amount of Eight Million Dollars ($8,000,000);

WHEREAS, Borrower requested and Lender agreed, that Lender provide an additional inventory loan to Borrower in the maximum amount of $5,000,000 (the “Inventory Term Loan,” which Inventory Term Loan together with the Existing Inventory Loan and the New Inventory Loan are collectively, the “Loan”) for the purpose of repaying the Term Loan Components of the Additional Credit Facility and Existing Credit Facilities;

WHEREAS, pursuant to that certain First Amendment to Amended and Restated Loan and Security Agreement (Inventory Loan) dated as of February 28, 2005 (the “First Amendment”) Lender and Borrower agreed to, among other things, increase the Inventory Loan to $21,000,000, (the Restated Loan Agreement as amended by the First Amendment and as may be amended from time to time, the “Inventory Loan Agreement”), and such increase in the Inventory Loan is evidenced by that certain Secured Promissory Note (Inventory Term Loan) dated February 28, 2005 in the original principal amount of $5,000,000.00 (the “Inventory Term Loan Note”); and

WHEREAS, Borrower has requested and Lender has agreed, subject to the terms and conditions herein, to extend the period during which borrower may obtain advances pursuant to the Restated Loan Agreement as amended by the First Amendment and as further amended by this Second Amendment (collectively, the “Loan Agreement”) and to extend the Final Maturity Date under the Loan Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  Terms. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

2.  Definitions. Provided that no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred, Section 1.1(ll) is amended in its entirety and replaced with the following new Section 1.1(ll):

“(ll) Final Maturity Date. August 31, 2010 with respect to the Existing Inventory Loan and the New Inventory Loan, and March 31, 2007 with respect to the Inventory Term Loan.”

3.  Definitions. Provided that no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred, Section 1.1(fff) is amended in its entirety and replaced with the following new Section 1.1(fff):

“(fff) Loan to Retail Value Ratio. The term“Loan to Retail Value Ratio” shall mean the ratio of the outstanding principal balance of the Loan, from time to time, to the Retail Value of the Inventory. The Loan to Retail Value Ratio shall be: (i) 15% for the Existing Inventory Loan; (ii) 11% for the Inventory Term Loan; and (iii) 15% for the New Inventory Loan.”

4.  Definitions. Provided that no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred, Section 1.1(uuu) is amended in its entirety and replaced with the following new Section 1.1(uuu):

“(uuuu) Term. The term for the Existing Inventory Loan and New Inventory Loan, shall be the period ending August 31, 2010, and for the Inventory Term Loan shall be the period ending March 31, 2007.”

5.  Definitions. Provided that no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred, Section 1.1(cccc) is amended in its entirety and replaced with the following new Section 1.1(cccc):

“(cccc) Required Retail Value. The term “Required Retail Value” shall mean the aggregate Retail Value of the Inventory, such that the ratio of the outstanding balance of the Loan, from time to time, to the aggregate Retail Value of the Inventory does not exceed the Loan to Retail Value Ratio. By way of example, if the outstanding principal balance of the Existing Inventory Loan were $10,000,000, the outstanding principal balance of the Inventory Term Loan were $4,000,000, and the outstanding principal balance of the New Inventory Loan were $6,000,000, the Required Retail Value of the Inventory would be $143,030,303.03 (being the sum of $66,666,666.67 with respect to the Existing Inventory Loan, $36,363,636.36 with respect to the Inventory Term Loan, and $40,000,000.00 with respect to the New Inventory Loan).”

6.  Revolving Loan and Lending Limits. Provided that no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred, Section 2.1 is amended in its entirety and replaced with the following new Section 2.1:

“2.1 Revolving Loan and Lending Limits. Upon the terms and subject to the conditions set forth in this Agreement, including but not limited to Section 2.8 hereof, the Lender shall make Advances to the Borrower, of up to $16,000,000 million under the Existing Inventory Loan and the New Inventory Loan and on the Closing Date up to $5,000,0000 under the Inventory Term Loan. Borrower may borrow, repay and reborrow during the Revolving Loan Period, as such term is hereafter defined, principal under the Existing Inventory Loan and the New Inventory Loan in an amount not to exceed at any time in the aggregate the lesser of: (i) the Loan to Retail Value Ratio of the Required Retail Value of the Inventory or (ii) $16,000,000.00 (such amount being the aggregate principal amount of the Existing Inventory Loan and the New Inventory Loan), as reduced as set forth in Section 2.4(b)(ii) hereof. Under no conditions may the Borrower repay and reborrow principal under the Inventory Term Loan. Borrower acknowledges and agrees that Lender may make Advances from the Existing Inventory Loan, the New Inventory Loan and/or the Inventory Term Loan in such manner and amount as Lender may determine in its sole discretion. The Revolving Loan Period shall be the period during the Term in which the Borrower may borrow, repay and reborrow Advances and shall terminate in all respects on August 31, 2008.”

7.  Section 2.4(d), Use of Program Reserve Account Withdrawals and Surplus Under the TFC Conduit Loan. Section 2.4(d) is hereby deleted in its entirety.

8.  Loan Term. Provided that no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred, Section 2.7 is amended in its entirety and replaced with the following new Section 2.7:

“2.7 Loan Term. The term of the Loan shall terminate on August 31, 2010, except for the Inventory Term Loan, which shall terminate on March 31, 2007.”

9.  Section 3.7, Security Interest in All Pledged Notes Receivable. Section 3.7 is amended in its entirety and replaced with the following new Section 3.7:

“3.7 Security Interest in All Pledged Notes Receivable. Lender shall have a continuing security interest in all of the Pledged Notes Receivable, and Lender may collect all payments made under or in respect of all such Notes Receivable, including, without limitation, Eligible Notes Receivable that are or may become ineligible, until any of the same may be released by Lender, if at all, pursuant to Section 12.10 of the Consolidated, Amended and Restated Loan, Security And Agency Agreement dated as of August 5, 2005, as may be amended from time to time by and between Borrower and Lender (the “Consolidated Loan Agreement”) or Section 7.2(a) below. Notwithstanding anything heretofore to the contrary, unless and until an Event of Default shall occur, Borrower, as agent for and on behalf of Lender, shall retain possession of and collect all payments under or in respect of all Notes Receivable. By executing this Agreement, Borrower acknowledges and agrees that it is holding such Notes Receivable as bailee and agent for Lender. Borrower shall hold and designate such Notes Receivable in a manner that clearly indicates that they are being held by Borrower as bailee on behalf of Lender. Upon the occurrence of an Event of Default, Borrower shall promptly deliver to Lender, to the extent not previously delivered to Lender, the documents listed in Section 5.1(b) of the Consolidated Loan Agreement and with respect thereto and after such Event of Default Lender shall have the right to collect all proceeds therefrom and apply the same to payment of the Obligations as set forth in Section 2.3(a) hereof.”

10.  Section 4.1(e)(ix), Intercreditor Agreement. Section 4.1(e)(ix) is hereby deleted in its entirety.

11.  Conditions Precedent to Funding of Advances with Respect to Additional Eligible Resorts.

Section 4.5(i) is hereby amended in its entirety and replaced with the following new Section 4.5(i):

“(i) Management of Resort. Borrower shall provide evidence satisfactory to Lender that Borrower, or an Affiliate, is the manager or operator of each Resort, pursuant to a written management or operating agreement, in form and substance satisfactory to Lender, which with respect to all Resorts shall have a term which shall expire no earlier than March 27, 2010. Borrower agrees to provide an estoppel letter, in form and substance acceptable to Lender, from the applicable Timeshare Owner’s Association.”

12.  Section 6.24(a), First Lien. Section 6.24(a) is hereby deleted in its entirety.

13.  Section 6.26(a), First Lien. Section 6.26(a) is hereby deleted in its entirety.

14.  Affirmative Covenants.

(a) Subsection 7.1(z)(ii) is hereby amended in its entirety and replaced with the following new Subsection 7.1(z)(ii):

“(ii) Marketing and Sales Expenses. As of the last day of each fiscal quarter, Borrower will not permit the twelve (12) month cumulative ratio of Marketing and Sales Expenses to the Borrower’s net proceeds from the sale of Intervals as recorded on the Borrower’s financial statements for the immediately preceding twelve consecutive months to equal or exceed a ratio of .570 to 1.”

(b) Section 7.1 is hereby amended in part to add the following new paragraph:

“(dd) Debt to Equity Ratio. The Debt to Equity Ratio for Borrower shall be less than 6:1. The term Debt to Equity Ratio means the ratio of (a) debt consisting of all notes payable, capital lease obligations and senior subordinated debt as reported on the Borrower’s most recent consolidated financial statements to (b) equity consisting of the balance sheet equity and senior subordinated debt less intangible assets, including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangible in accordance with GAAP, as reported on the Borrower’s most recent consolidated financial statements. In computing Borrower’s Debt to Equity Ratio, non-recourse off balance sheet financing will not be included as part of Borrower’s debt.”

15.  Section 7.1(bb), Net Securitization Cash Flow. Section 7.1(bb) is amended in its entirety and replaced with the following new Section 7.1(bb):

“(bb) Net Securitization Cash Flow. If a Default or Event of Default has occurred, then Borrower shall cause Silverleaf Finance II, Inc. to declare, at least quarterly, a cash dividend payable to Borrower and/or a payment in respect of the Silverleaf Finance II Subordinated Note, in an aggregate amount equal to the Net Securitization Cash Flow in respect of Silverleaf Finance II, Inc. for such quarter, and all such dividends shall be paid directly to Lender and applied by Lender in repayment of the Loan. Borrower shall provide Lender with notice of Silverleaf Finance II, Inc.’s declaration of a cash dividend or a payment on the Silverleaf Finance II, Subordinated Note, together with a certification that: (i) states whether a Default or Event of Default exists, and (ii) contains a calculation of the Net Securitization Cash Flow.”

16.  Exhibit B, Borrower’s Certificate and Request for Advance. Exhibit B is amended in its entirety and replaced with the Exhibit B attached hereto.

17.  Conditions Precedent. This Second Amendment shall not be effective until all of the following conditions have been satisfied:

(a)  Approval of Documents. Borrower has delivered to Lender (with copies to Lender’s counsel), and Lender has reviewed and approved in its sole discretion, the form and content of all of the items specified in Subsections (i) through (vii) below (the "Submissions"). Lender shall have the right to review and approve any changes to the form of any of the Submissions. If Lender disapproves of any changes to any of the Submissions, Lender shall have the right to require Borrower either to cure or correct the defect objected to by Lender or to elect not to fund any Advance. Under no circumstances shall Lender’s failure to approve or disapprove a change to any of the Submissions be deemed to be an approval of such Submissions. All of the Submissions shall be prepared at Borrower's sole cost and expense.

(i)  A certificate in the form attached to the Second Amendment as Exhibit A-1 to be signed by the president, vice president or secretary of the Borrower;

(ii)  Copies of any amendments to the articles of incorporation/charter and bylaws of Borrower not previously delivered to Lender, certified to be true, correct and complete by Borrower and the Secretary of State of the State of Texas and current certificates of good standing for Borrower for the State of Texas and states where the Resorts are located, a current certificate of authority to conduct business by the Secretary of State in each state in which Borrower conducts business;

(iii)  A certificate of the Secretary of Borrower certifying the adoption by the Board of Directors of Borrower of a resolution authorizing Borrower to enter into and execute the Second Amendment and all such documents requested by Lender in the form attached to the Second Amendment as Exhibit B-1;

(iv)  A certificate of the secretary or assistant secretary of Borrower certifying the incumbency, and verifying the authenticity of the signatures of the specified officers of Borrower authorized to sign this Second Amendment and all such documents requested by Lender in the form attached to the Second Amendment as Exhibit C-1;

(v)  Title policies or endorsements to title policies previously issued to Lender insuring the lien of the Mortgages granted by Borrower to Lender to secure the loan but only with respect to the Mortgages covering Intervals in Resorts located in states other than Texas;

(vi)  Closing opinions of counsels for Borrower, including opinions for the Resorts in Texas stating that this Second Amendment and the Amendments to the Inventory Mortgages do not impair the title insurance coverage under the existing title policies for the Resorts in the State of Texas; and

(vii)  Such other agreements, documents, instruments, certificates and materials as Lender may request to evidence the Indebtedness, to evidence and perfect the rights and Liens and security interests of Lender contemplated by the Loan Documents as amended hereby, and to effectuate the transactions contemplated in this Second Amendment.

(b)  Conditions to Closing.

(i)  Execution of this Second Amendment;

(ii)  Lender shall have received evidence, in form and substance satisfactory to Lender, that the consent of each party entitled to consent to this Second Amendment has been obtained;

(iii)  Borrower shall have paid a commitment fee of $160,000 to Lender in consideration of this Second Amendment and shall have paid all other fees of all Lenders in connection with this Second Amendment; and

(iv)  Borrower shall execute and deliver to Lender, in recordable form and otherwise acceptable to Lender in its sole discretion, Amendments to the Inventory Mortgages to reflect the continued securing of the Loan, as hereby modified and shall cause such Amendments to be recorded in the applicable recording offices.

18.  Further Documentation. Borrower agrees to execute and deliver to Lender any and all additional documentation as Lender may now or hereafter require in order to effectuate the terms and conditions of this Second Amendment.

19.  Effect of Amendment. The Loan Agreement, as herein amended, shall remain in full force and effect.

20.  Ratification and Confirmation. Except as herein expressly amended, Borrower hereby ratifies, confirms, assumes and agrees to be bound by all of representations, warranties, statements, covenants and agreements set forth in the Loan Agreement and the other Loan Documents, as previously amended. The Borrower reaffirms, restates and incorporates by reference all of the representations, warranties, covenants and agreements made in the Loan Documents as if the same were made as of this date. The Borrower agrees to pay the Loan and all related expenses, as and when due and payable in accordance with the Loan Agreement and the other Loan Documents, and to observe and perform the Obligations, and do all things necessary which are not prohibited by law to prevent the occurrence of any Event of Default. In addition, to further secure, and to evidence and confirm the securing of, the prompt and complete payment and performance by the Borrower of the Loan and all of the Obligations, for value received, Borrower unconditionally and irrevocably assigns, pledges and grants to Lender, and hereby confirms or reaffirms the prior granting to Lender of, a continuing first priority Lien, mortgage and security interest in and to all of the Collateral, except as otherwise set forth herein, whether now existing or hereafter acquired. Borrower agrees to deliver or cause to be delivered by its Affiliates, such mortgages, deeds of trust, deeds to secure debt, assignments, pledges, security agreements and UCC Financing Statements as Lender may deem necessary to further evidence and perfect the Lender’s Lien on the Collateral.

21.  GOVERNING LAW. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS MAY BE EXPRESSLY PROVIDED THEREIN TO THE CONTRARY) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF RHODE ISLAND, EXCLUSIVE OF ITS CHOICE OF LAWS PRINCIPLES.

22.  General Representations and Warranties.Borrower hereby represents and warrants to Lender as follows:

(a)  Organization, Standing, Qualification. Borrower: (a) is a duly organized and validly existing Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and (b) has all requisite power, corporate or otherwise, to conduct its business and to execute and deliver, and to perform its obligations under, the Loan Documents.

(b)  Authorization, Enforceability, Etc

(i)  The execution, delivery and performance by Borrower of the Loan Documents has been duly authorized by all necessary corporate action by Borrower and does not and will not: (1) violate any provision of the certificate or articles of incorporation of Borrower, bylaws of Borrower, or any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect to which Borrower is a party or is subject; (2) result in, or require the creation or imposition of, any Lien upon or with respect to any asset of Borrower other than Liens in favor of Lenders; or (3) result in a breach of, or constitute a default by Borrower under, any indenture, loan or credit agreement or any other agreement, document, instrument or certificate to which Borrower is a party or by which it or any of its assets are bound or affected.

(ii)  No approval, authorization, order, license, permit, franchise or consent of, or registration, declaration, qualification or filing with, any governmental authority or other Person, including without limitation, the Division or the Timeshare Owners' Association is required in connection with the execution, delivery and performance by Borrower of any of the Loan Documents.

(iii)  The Loan Documents constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

(c)  No Event of Default. No Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred under the Loan Agreement as amended to date, the Additional Credit Facility and Existing Credit Facilities, the Sovereign Facility or any other indebtedness of Borrower.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed on their behalf as of the day and year first written above.

Witnessed By:	TEXTRON FINANCIAL CORPORATION

/S/ KATIE	By: /S/ JOHN D'ANNIBALE

/S/ SHANNON MUNSON	Name: John D'Annibale
Its: VP

STATE OF CONNECTICUT	)
	)	ss: Glastonbury
COUNTY OF HARTFORD	)

At Glastonbury in said County and State on this 26TH day of October, 2005, personally appeared John D'Annibale, duly authorized VP of Textron Financial Corporation, and he acknowledged the foregoing instrument by him signed and sealed to be his free act and deed and the free act and deed of Textron Financial Corporation.

Before me: _____/S/ JL LABIANCA_________________
Notary Public in and for said State
My Commission Expires: ___________
Commissioner of the Superior Court

SILVERLEAF RESORTS, INC.

/S/MARK MORTENSON	By: /S/HARRY J. WHITE, JR.

/S/MIKE NORRIS	Name: Harry J. White, Jr.
Its: CFO

STATE OF TEXAS	)
	)	ss: Dallas
COUNTY OF DALLAS	)

At River Bend in said County and State on this 26th day of October, 2005, personally appeared Harry J. White, Jr. duly authorized officer of SILVERLEAF RESORTS, INC., and he/she acknowledged the foregoing instrument by him/her signed and sealed to be his/her free act and deed and the free act and deed of Silverleaf Resorts, Inc., a Texas corporation, on behalf of the corporation.

Before me: _____/S/ JOANN POSIVAL_______________
Notary Public in and for said State
My Commission Expires: ___________

List of Exhibits to Agreement not filed herewith:

Exhibit A-1: Officers' Certificate
Exhibit B: Borrower's Certificate and Request for Advance
Exhibit B-1: Secretary's Certificate
Exhibit C-1: Incumbency Certificate